Exhibit 99.1

ANACOR PHARMACEUTICALS SECURES $45 MILLION LOAN FACILITY

Palo Alto, CA — June 12, 2013 —Anacor Pharmaceuticals (NASDAQ: ANAC) announced today that it has entered into a loan agreement with Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) for up to $45.0 million in new capital to be distributed in three tranches.

Anacor borrowed the first tranche of $30.0 million upon the execution of the loan agreement on June 7, 2013 and used approximately $22.6 million to repay the remaining obligations under its loan agreement with Oxford Finance LLC and Horizon Technology Finance Corporation.  Anacor expects to use the remainder of the funding for filing its New Drug Application (“NDA”) for tavaborole, conducting additional clinical studies of AN2728 and for general working capital.  The second tranche of $10.0 million is available at Anacor’s discretion through December 5, 2013, and the third tranche of $5.0 million is available upon confirmation of the U.S. Food and Drug Administration’s (“FDA”) approval of the tavaborole NDA through the earlier of December 15, 2014 or 30 days after the FDA approval of tavaborole.

“This financing extends our cash runway through mid-2014 and gives us additional financial flexibility as we prepare for the outcome of our arbitration with Valeant, continue to evaluate commercialization options for tavaborole, and prepare for the Phase 3 development of AN2728 in atopic dermatitis,” said Geoff Parker, Chief Financial Officer of Anacor Pharmaceuticals.

“We are pleased to be a financing partner to Anacor,” said Chad Norman, Managing Director at Hercules. “With its boron chemistry platform and resultant pipeline of novel drug candidates, Anacor has the potential to address a number of difficult to treat conditions.”

The funding is in the form of secured indebtedness bearing interest at a calculated prime-based variable rate of between 11.65% and 14.90%.  Payments under the loan agreement are interest only until January 1, 2015 (or if the FDA approves tavaborole on or before December 15, 2014, the interest only period is extended to July 1, 2015), followed by equal monthly payments of principal and interest through the scheduled maturity date on July 1, 2017.  In connection with the loan agreement, Anacor issued Hercules warrants, which are exercisable for 528,375 shares of Common Stock at a per share exercise price of $5.11.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered eight compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — tavaborole, a topical antifungal for the treatment of onychomycosis, and AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365 (formerly known as GSK2251052, or GSK ‘052), an antibiotic for the treatment of infections caused by Gram-negative bacteria, which previously was licensed to GlaxoSmithKline LLC, or GSK.  GSK has returned all rights to the compound to us and we are considering our options for further development, if any, of this compound.  We have discovered three other compounds that we have out-licensed for further development — two compounds for the treatment of animal health indications that are licensed to Eli Lilly and Company and AN5568, also referred to as SCYX-7158, for human African trypanosomiasis (HAT, or sleeping sickness), which is licensed to Drugs for Neglected Diseases initiative, or DNDi.  We also have a pipeline of other internally discovered topical and systemic boron-based compounds in development.  For more information, visit http://www.anacor.com.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science and cleantech industries at all stages of development. Since inception (December 2003), Hercules has committed more than $3.6 billion to over 230 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.  Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has two outstanding bond issuances of 7.00% Senior Notes due 2019—the April 2019 Notes and September 2019 Notes—which trade on the NYSE under the symbols “HTGZ” and “HTGY,” respectively. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements

This press release may contain forward-looking statements that relate to future events including the potential FDA approval of tavaborole, future clinical studies of AN2728, timing of the outcome of our arbitration with Valeant, and the availability of the future tranches under the loan agreement with Hercules.  These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements, including risks related to regulatory approval of new drug candidates, enrollment and successful completion of our trials and the risk of unforeseen side effects.  Reference should be made to Anacor’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission under the heading “Risk Factors” and Anacor’s subsequent Quarterly Reports on Form 10-Q for a more detailed description of such factors. These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Contact:
Anacor Pharmaceuticals, Inc.

DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575